Exhibit 23.1
KPMG LLP
345 Park Avenue
New York, NY
10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-276532 on Form S-3 and No. 333-276955 on Form S-8 of our report dated March 31, 2025, with respect to the consolidated balance sheets of Greenbacker Renewable Energy Company LLC and subsidiaries as of December 31, 2024 and 2023, and the related statements of operations, comprehensive income (loss), equity, and cash flows for the years ended December 31, 2024 and 2023 and for the period from May 19, 2022 through December 31, 2022, and the related notes.

/s/ KPMG LLP

New York, New York

March 31, 2025